As filed with the Securities and Exchange Commission on September 21, 1999

                                             Registration No. 333-_______


                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549
                  ---------------------------------------

                                 FORM S-3
          REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                  ---------------------------------------

                           Kestrel Energy, Inc.
          (Exact name of registrant as specified in its charter)


                  Colorado                        84-0772451
        State or other jurisdiction            (I.R.S. Employer
     of incorporation or organization)       Identification No.)

                        999 18th Street, Suite 2490
                          Denver, Colorado  80202
                              (303) 295-0344
 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                  ---------------------------------------
                                               With copies to:

              TIMOTHY L. HOOPS               LEE TERRY, JR., ESQ.
                 President                    Gorsuch Kirgis LLP
            Kestrel Energy, Inc.             Tower I, Suite 1000
        999 18th Street, Suite 2490          1515 Arapahoe Street
          Denver, Colorado  80202          Denver, Colorado  80202
               (303) 295-0344                   (303) 376-5000
               (303) 295-1862                 (303) 376-5001 Fax

 (Names, addresses, including zip codes, and telephone numbers, including area codes, of agent for service)
                  ---------------------------------------

     Approximate date of commencement of proposed sale to the public:
From time to time after this registration statement becomes effective.
     If the only securities being registered on this Form are being offered pursuant to a dividend or interest reinvestment plans, please check the following box. [ ]
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.[X]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ------------------
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ----------------
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                      CALCULATION OF REGISTRATION FEE

=========================================================================
Title of each                  Proposed     Proposed
  class of                     maximum      maximum
 securities                    offering    aggregate
   to be      Amount to be    price per     offering        Amount of
 registered    registered     share (1)    price (1)     registration fee
 ----------   ------------    ----------   ---------     ----------------
  Common       1,880,000      $1.813        $3,389,640  $942.32
  Stock,
  without
  par value
=========================================================================

(1) Estimated solely for purposes of calculating the registration fee. Pursuant to Rule 457(c), the offering price of $1.50 per share is the last sale price reported by The Nasdaq SmallCap Stock Market on September 17, 1999.
                        --------------------------
     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting in accordance with Section 8(a), may determine.

PROSPECTUS


                           KESTREL ENERGY, INC.
                             1,880,000 SHARES
                               COMMON STOCK
                           --------------------

     This prospectus relates to 1,880,000 shares of common stock of Kestrel Energy, Inc. that may be sold from time to time by the selling shareholders named in this prospectus.

     We will not receive any proceeds from the sales by the selling shareholders.

     Our common stock is traded on the Nasdaq SmallCap Market under the symbol "KEST." On ---------, 1999, the last reported sale price of the common stock was $----- per share.

    INVESTING IN SHARES OF OUR COMMON STOCK INVOLVES RISK.  YOU SHOULD
         CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 3.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           KESTREL ENERGY, INC.
                        999 18th Street, Suite 2490
                          Denver, Colorado 80202
                              (303) 295-0344

            The date of this Prospectus is ------------, 1999.


                           [INSIDE FRONT COVER]

                             Table of Contents

Risk Factors                                                          3
Forward-Looking Statements                                            6
Where You Can Find More Information                                   6
Our Business                                                          7
Use of Proceeds                                                       8
Selling Shareholders                                                  8
Sale of Shares                                                        9
Experts                                                               10
Legal Matters                                                         10

     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling shareholders are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.




                               Risk Factors

We must continue to expand our operations
-----------------------------------------

     Our long term success is ultimately dependent on our ability to expand our revenue base through the acquisition of producing properties and, to a much greater extent, by successful results in our exploration efforts. We have recently made significant investments in exploration properties in the Green River Basin in Wyoming and with a co-venturer in the San Joaquin Basin in California. There is no assurance that these acquisitions or other acquisitions will be as successful as projected. Although our international exploration program has been relatively low risk for us because of the smaller investments we have made in those high risk drilling programs, any increases in those or other investments internationally are still subject to failure and the loss of our investments.

Prices of oil and natural gas fluctuate widely based on market conditions and any decline will adversely affect our financial condition
-------------------------------------------------------------------------

     Our revenues, operating results, cash flow and future rate of growth are very dependent upon prevailing prices for oil and gas. For the fiscal year ended June 30, 1998, approximately 74% of our revenue was from the sale of oil and gas. Historically, oil and gas prices and markets have been volatile and not predictable, and they are likely to continue to be volatile in the future. Prices for oil and gas are subject to wide fluctuations in response to relatively minor changes in the supply of and demand for oil and gas, market uncertainty and a variety of additional factors that are beyond our control, including:

     o    political conditions in the Middle East

     o    the supply and price of foreign oil and gas

     o    the level of consumer product demand

     o    the price and availability of alternative fuels

          o the effect of federal and state regulation of production and transportation

          o the proximity of our natural gas to pipelines and their capacity

We must replace the reserves we produce
---------------------------------------

     A substantial portion of our oil and gas properties are proved undeveloped reserves and probable reserves. Successful development and production of those reserves cannot be assured. Additional drilling will be necessary in future years both to maintain production levels and to define the extent and recoverability of existing reserves. There is no assurance that our present oil and gas wells will continue to produce at current or anticipated rates of production, that development drilling will be successful, that production of oil and gas will commence when expected, that there will be favorable markets for oil and gas which may be produced in the future or that production rates achieved in early periods can be maintained.

There are many risks in drilling oil and gas wells
--------------------------------------------------

     The cost of drilling, completing and operating wells is often uncertain. Moreover, drilling may be curtailed, delayed or canceled as a result of many factors, including title problems, weather conditions, shortages of or delays in delivery of equipment, as well as the financial instability of well operators, major working interest owners and well servicing companies. Our gas wells may be shut-in for lack of a market until a gas pipeline or gathering system with available capacity is extended into our area. Our oil wells may have production curtailed until production facilities and delivery arrangements are acquired or developed for them.

We face intense competition
---------------------------

     The oil and natural gas industry is highly competitive. We compete with others for property acquisitions and for opportunities to explore or to develop and produce oil and natural gas. We have formed acquisition joint ventures with several other companies, including Victoria Petroleum N.L. and other affiliates, which have allowed us more access to acquisition candidates and to share the evaluation costs with them. We face strong competition from many companies and individuals with greater
capital, financial resources and larger technical staffs.   We also face
strong competition in procuring services from a limited pool of laborers, drilling service contractors and equipment vendors.

The amount of insurance we carry may not be sufficient to protect us
--------------------------------------------------------------------

     We, our partners, co-venturers and well operators maintain general liability insurance but it may not cover all future claims. If a large claim is successfully asserted against us, we might not be covered by insurance, or it might be covered but cause us to pay much higher insurance premiums or a large deductible or co-payment. Furthermore, regardless of the outcome, litigation involving our operations, or even insurance companies disputing coverage could divert management's attentions and energies away from operations. The nature of the oil and gas business involves a variety of operating hazards such as fires, explosions, cratering, blow-outs, adverse weather conditions, pollution and environmental risks, encountering formations with abnormal pressures, and, in horizontal wellbores, the increased risk of mechanical failure and collapsed holes, the occurrence of any of which could result in substantial losses to us.

Our success may be dependent on our ability to retain Tim Hoops, Rick Vine, John Kopcheff, Bob Pett and Ira Pasternack as key personnel
---------------------------------------------------------------------

     We believe that the oil and gas exploration and development and related management experience of our key personnel is important to our success. The active participation in Kestrel of Timothy L. Hoops, our president, Richard L. Vine, vice president of Engineering, John T. Kopcheff, vice president of International, Robert J. Pett, our chairman, and Ira Pasternack, vice president of Exploration, is a necessity for our
continued operations.   We do not have any employment contracts with these
individuals and we do not have key person life insurance on their lives. We compete with bigger and better financed oil and gas exploration companies for these individuals. Our future success may depend on whether we can attract, retain and motivate highly qualified personnel. We can't assure you that we will be able to do so.

Our reserves are uncertain
--------------------------

     Estimating our proved reserves involves many uncertainties, including factors beyond our control. Our annual report on Form 10-K for fiscal year 1998 contained estimates of our oil and natural gas reserves and the future cash flow to be realized from those reserves for fiscal years 1998, 1997 and 1996, as prepared by independent petroleum engineers. There are uncertainties inherent in estimating quantities of proved oil and natural gas reserves since petroleum engineering is not an exact science. Estimates of commercially recoverable oil and gas reserves and of the future net cash flows from them are based upon a number of variable factors and assumptions including:

          o historical production from the properties compared with production from other producing properties

     o    the effects of regulation by governmental agencies

     o    future oil and gas prices

          o future operating costs, severance and excise taxes, abandonment costs, development costs and workover and remedial costs

Governmental regulation, environmental risks and taxes could adversely affect our oil and gas operations in the United States
----------------------------------------------------------------------

     Our oil and natural gas operations in the United States are subject to regulation by federal and state government, including environmental laws. To date, we have not had to expend significant resources in order to satisfy environmental laws and regulations presently in effect. However, compliance costs under any new laws and regulations that might be enacted could adversely affect our business and increase the costs of planning, designing, drilling, installing, operating and abandoning our oil and gas wells and other facilities. Additional matters that are, or have been from time to time, subject to governmental regulation include land tenure, royalties, production rates, spacing, completion procedures, water injections, utilization, the maximum price at which products could be sold, energy taxes and the discharge of materials into the environment.

Our operations in foreign countries are at risk because of their governmental regulations and taxes
----------------------------------------------------------------

     Our proposed operations in other countries may involve comparable or even greater risks from governmental regulations and taxes, including the risk of partial or complete forfeiture of our interests to a foreign government as the result of a new government's policies. We do not believe that there is a material risk of an outright government seizure of our interests in any of the foreign countries in which we currently propose doing business but government participation in a successful exploration effort is possible in some cases.

The sale of the shares by the selling shareholders could have an adverse impact on our stock
------------------------------------------------------------------------

     Our stock is traded on the Nasdaq SmallCap Market and there has historically been a relatively low volume of trading in the shares. Consequently, the price at which the shares trade may be highly volatile. The selling shareholders are not restricted as to the price or prices at which they may sell their shares. Sales of their shares at less than the market prices may depress the market price of our stock. Moreover, the selling shareholders are not restricted as to the number of shares which may be sold at any one time, and it is possible that a significant number of shares could be sold at the same time which may depress the market price of our stock. The shares being offered hereby represent approximately 29.7% of our current outstanding shares. In addition, although our stock is currently traded on the Nasdaq SmallCap Market, there is no assurance that it will remain eligible to be included on Nasdaq.

                        Forward-Looking Statements

     This prospectus contains forward-looking statements. We use words such as "anticipate", "believe", "expect", "future", "may", "will", "should", "plan", "intend", and similar expressions to identify forward-looking statements. These statements are based on our beliefs and the assurances we made using information currently available to us. Because these statements reflect our current views concerning future events, these statements involve risks, uncertainties and assumptions. Our actual results could differ materially from the results discussed in the forward-looking statements. Some, but not all, of the factors that may cause these differences include those discussed in the risk factors in this prospectus. You should not place undue reliance on these forward-looking statements. You should also remember that these statements are made only as of the date of this prospectus and future events may cause them to be less likely to prove to be true.

                    Where You Can Find More Information

     We file annual, quarterly, special reports, proxy statements, and other information with the Securities and Exchange Commission. You can read and copy any document filed by us at the SEC's Public Reference Room, 450 Fifth Street N.W., Washington, D.C. 20549. You may request copies of these documents, upon payment of a duplicating fee, by writing the SEC at the address in the previous sentence. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its Public Reference Room. Our SEC filings are also available on the SEC's website at http://www.sec.gov.

     The SEC allows us to "incorporate by reference" information from other documents that we file with it, which means that we can disclose important information by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents:

o    our Annual Report on Form 10-K for the year ended June 30, 1998;

o Quarterly Reports on Form 10-Q for the quarters ended September 30, 1998, December 31, 1998 and March 31, 1999;

o the description of our securities contained in our registration statement on Form 8-A, File No. 0-9261, filed on May 2, 1980 pursuant to Section 12(g) of the Securities Exchange Act of 1934, and as amended by our Form S-3, File No. 33-89716, declared effective on May 12, 1995; and

o all documents and reports subsequently filed with the Commission by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering of common stock.

     You may request a copy of any of these documents, except exhibits to the documents, unless they are specifically incorporated by reference, at no cost by writing or telephoning us at the following address:

                              Kristina Miller
                           Kestrel Energy, Inc.
                        999 18th Street, Suite 2490
                          Denver, Colorado 80202
                               (303)295-0344

     You should rely only on the information contained in this documents or that we have referred you to. We have not authorized anyone else to provide you with different information.

                               Our Business

     Our principal business is exploration for oil and gas reserves in the United States and in Australia and surrounding areas. In addition, we own working interests, which are expense bearing interests, in proved developed producing and proved undeveloped oil and gas leases that are not operated by us, in several areas in the United States. We also own some royalty interests, which are expense-free interests in properties which are operated by others, in oil and gas leases across the country. Proved developed reserves are oil and gas reserves which can be expected to be recovered through existing wells with existing equipment and operating methods. Proved undeveloped reserves are oil and gas reserves which can be expected to be recovered from new wells on undrilled acreage or from existing wells where a relatively major expenditure is required for recompletion. Normally we use existing working capital and cash flow for the development of our exploration and development properties. However, we have in the past obtained debt and equity financing to fund our development efforts and expect to do so again in the future.

     We presently own oil and gas interests in the states of California, Colorado, Louisiana, New Mexico, Oklahoma, South Dakota, Texas and Wyoming, as well as in Papua New Guinea and Australia.

     We were incorporated in Colorado on November 1, 1978 as Tanner Pruitt Exploration, Inc. In March 1995 we changed our name to Kestrel Energy, Inc. Our offices are located at 999 18th Street, Suite 2490, Denver, Colorado 80202, and our telephone number is (303) 295-0344.

                              Use of Proceeds

     We will not receive any proceeds from the sale of the common stock offered by the selling shareholders.

                           Selling Shareholders

     The selling shareholders who are offering our common stock in this prospectus purchased their shares in our recent Regulation S offering in Canada, Europe and Australia and elsewhere. We agreed to file this registration statement for the resale of those shares as soon as practicable after that offering closed. We also agreed to bear all out-of-pocket expenses of this offering, other than underwriting discounts and selling commissions. The selling shareholders may sell none, some, or all of the common stock offered by them as listed below. None of the selling shareholders has had any position, office or other material relationship within the past three years with us or any of our affiliates.

     The following table shows for each selling shareholder:

          o the number of shares of common stock owned prior to this offering

     o    the number of shares offered in this prospectus

     o the number of shares owned after this offering if all of their offered shares are sold and

     o the percentage owned after this offering if all of their offered shares are sold.


                                     Number of              Number of
                                       Shares                 Shares
 Name of Selling Shareholder  Owned Prior to Offering     Being Offered
 ---------------------------   ----------------------     --------------
Samson Exploration NL               1,117,000                600,000
Hare & Co.                            725,000                600,000
James Capel Investment Mgmt           248,000                248,000
Exchange Nominees Pty Ltd              52,800                 52,800
NT Maclachian                          50,000                 50,000
Shertim Investments Pty Ltd            44,420                 44,420
Exchange Nominees Pty Ltd              41,280                 41,280
Macdougall, Macdougall & Maclier Inc.  40,000                 40,000
Douglas Financial Consultants          30,000                 30,000
Falcon Resources Pty Ltd               41,000                 26,000
Albatross Investment Services Ltd.     24,000                 24,000
Shertim Pty Ltd.                       20,420                 20,420
William John Evans                     20,000                 20,000
Nieuport Pty Ltd                       60,000                 20,000
Advena Nominees Pty Ltd                15,000                 10,000
Thomas Phillips John Conn              10,000                 10,000
Ray Barnes                             20,000                 10,000
Narrow Lane Pty Ltd                    10,000                 10,000
Montogomery Burns Pty Ltd               8,000                  8,000
Suzan Debra Wagner                      5,000                  5,000
James Capel Investment Management       5,000                  5,000
Graceview Pty Ltd                       5,000                  5,000
Graceview Pty Ltd Superannuation A/C    5,000                  5,000
Exchange Nominees Pty Ltd               4,000                  4,000
David Jones-Prichard                    4,000                  4,000
Nightingale Development Capital         4,000                  4,000
M.J.H. Nightingale & Co. Ltd            4,000                  4,000
Betsy Ann Carulli                       2,500                  2,500
Rosanna Chang                           2,000                  2,000
*Less than 1%


                                       Shares to be Beneficially Owned
                                        on Completion of the Offering
                                       -------------------------------

 Name of Selling Shareholder           Number               % of Class
 ---------------------------          -------               ----------
Samson Exploration NL                 507,000                     8.0%
Hare & Co.                            125,000                     2.0%
James Capel Investment Mgmt                 0                      0
Exchange Nominees Pty Ltd                   0                      0
NT Maclachian                               0                      0
Shertim Investments Pty Ltd                 0                      0
Exchange Nominees Pty Ltd                   0                      0
Macdougall, Macdougall & Maclier Inc.       0                      0
Douglas Financial Consultants               0                      0
Falcon Resources Pty Ltd               15,000                      *
Albatross Investment Services Ltd.          0                      0
Shertim Pty Ltd.                            0                      0
William John Evans                          0                      0
Nieuport Pty Ltd                       40,000                      *
Advena Nominees Pty Ltd                 5,000                      *
Thomas Phillips John Conn                   0                      0
Ray Barnes                             10,000                      *
Narrow Lane Pty Ltd                         0                      0
Montogomery Burns Pty Ltd                   0                      0
Suzan Debra Wagner                          0                      0
James Capel Investment Management           0                      0
Graceview Pty Ltd                           0                      0
Graceview Pty Ltd Superannuation A/C        0                      0
Exchange Nominees Pty Ltd                   0                      0
David Jones-Prichard                        0                      0
Nightingale Development Capital             0                      0
M.J.H. Nightingale & Co. Ltd                0                      0
Betsy Ann Carulli                           0                      0
Rosanna Chang                               0                      0
*Less than 1%


                              Sale of Shares

     The selling shareholders may offer and sell their shares of common stock offered under this prospectus from time to time in ordinary brokerage transactions on the Nasdaq SmallCap Market or another securities market or exchange or otherwise. Sales may be made at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices. We expect that broker-dealers executing orders may receive commissions, discounts or concessions from the selling shareholders and the proceeds to the selling shareholders will be net of these commissions, discounts or concessions.

     The selling shareholders and any broker-dealer acting in connection with the sale of the shares offered in this prospectus may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and any discounts, concession or commissions received by them may be deemed to be underwriting commissions or discounts under the Securities Act. We have advised the selling shareholders that they and any broker-dealers or others who may be deemed to be statutory underwriters will be subject to the prospectus delivery requirements under the Securities Act. We have also advised the selling shareholders that, in the event of a "distribution" of the shares, the selling shareholders, any "affiliated purchasers," and any broker-dealer or other person who participates in such distribution may be subject to Rule 10b-6 under the Exchange Act until his or its participation in that distribution is completed. A "distribution" is defined in Rule 10b-6(c)(5) as an offering of securities "that is distinguished from ordinary trading transactions by the magnitude of the offering and the presence of special selling efforts and selling methods." Rule 10b-6 makes it unlawful for any person who is participating in a distribution to bid for or purchase stock of the same class as is the subject of the distribution. We have also advised the selling shareholders that Rule 10b-7 under the Exchange Act prohibits any "stabilizing bid" or "stabilizing purchase" for the purposes of pegging, fixing or stabilizing the price of our stock in connection with this offering.

     Any of the shares covered by this prospectus which qualify for sale under Rule 144 of the Securities Act may be sold under that rule rather than pursuant to this prospectus.

     To comply with some states' securities laws, if applicable, the shares may be offered or sold by the selling shareholders in such jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the shares may not be offered or sold by the selling shareholders unless they have been registered or qualified for sale in such states or an exemption from registration or qualification is available and is complied with.

                                  Experts

     The consolidated financial statements of Kestrel Energy, Inc. as of June 30, 1998 and 1997, and for each of the years in the three-year period ended June 30, 1998, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, also incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                               Legal Matters

     The validity of the common stock offered by this prospectus will be passed upon for us by Gorsuch Kirgis LLP, Denver, Colorado.


                                  PART II
                  Information not required in prospectus

Item 14.  Other expenses of issuance and distribution

     The following table shows the estimated expenses to be incurred in connection with the issuance of the securities being registered by us:

     Registration Fee--Securities and Exchange Commission      $   942
     Nasdaq Notification Fee--The Nasdaq Stock Market, Inc.    $ 7,500
     Printing and Mailing Costs and Fees                       $ 1,000
     Accountants' Fees and Expenses                            $ 2,500
     Legal Fees and Expenses                                   $15,000
     Miscellaneous                                             $ 3,058
                                                               -------

     Total Costs                                               $30,000
                                                               =======

All of the above expenses except the SEC registration fee are estimated.

Item 15.  Indemnification of directors and officers

     The Colorado Business Corporation Act provides at Article 109 for indemnification by a corporation of officers and directors in connection with proceedings brought against them by reason of their position with the corporation the person being indemnified must, in civil matters, have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation. In criminal matters, indemnification is permitted where the person had no reasonable cause to believe that his or her conduct was unlawful. Indemnification is required (unless limited by a corporation's Articles of Incorporation) where the officer or director is wholly successful, on the merits or otherwise, in the defense of any proceeding. The Act also establishes procedures by which persons seeking indemnification can obtain cost advances from the corporation and procedures by which indemnification determinations can be made.

     Article VI of Kestrel's Amended and Restated Articles of
Incorporation requires us to indemnify to the fullest extent permitted by applicable law against all liability and expense, including attorneys' fees, incurred by reason of the fact that a person is or was a director or officer of Kestrel.

     Article V of Kestrel's Amended and Restated Bylaws contains provisions requiring indemnification by the corporation of officers and directors where the person seeking indemnification acted in good faith and in a manner reasonably believed to be in the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Indemnification by us is also required in connection with derivative actions where the party seeking indemnification is found to have acted in good faith and in a manner he reasonably believed to be in the best interest of Kestrel. Finally, indemnification is required where the officer or director seeking indemnification has been successful on the merits in the defense of the action. The Bylaws also contain provisions setting forth procedures by which parties seeking indemnification may obtain payment in advance of expenses incurred by them.

     The above discussion of the Colorado Business Corporation Act, Kestrel's Amended and Restated Articles of Incorporation and Kestrel's Amended and Restated Bylaws is intended to be only a summary and is qualified in its entirety by the full text of each of the foregoing.

Item 16.  Exhibits and financial statement schedules

          4.1 Amended and Restated Articles of Incorporation, as filed with the Secretary of State of Colorado on March 16, 1995, filed as Exhibit (3)1 to the Annual Report on Form 10-K/A for the fiscal year ended June 30, 1994 and incorporated herein by reference.

          4.2 Amended and Restated Bylaws, as adopted by the Board of Directors on January 16, 1995, filed as Exhibit (3)2 to the Annual Report on Form 10-K/A for the fiscal year ended June 30, 1994 and incorporated herein by reference.

          4.3 The form of common stock share certificate filed as Exhibits 5.1 to the Registrant's Form S-2 Registration Statement under the Securities Act of 1933, as amended, Registration No. 2-65317 and incorporated herein by reference.

          4.4 That portion entitled "Selling Restrictions" of the Registrant's Private Placement Memorandum dated June 23, 1999.

          5    Opinion of Gorsuch Kirgis LLP

          23.1 Consent of KPMG LLP.

          23.2 Consent of Gorsuch Kirgis LLP is contained in its opinion filed as Exhibit 5

Item 17.  Undertakings

     We undertake:

     (a) To file, during any period in which offers or sales are being made, a post- effective amendment to this registration statement:

          (i) to include any prospectus required by section 10(a)(3) of the Securities Act;

          (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

          (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by us pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (b) That, for the purpose of determining any liability under the Securities Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (d) For the purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as a part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed us pursuant to Rule 424(b)(1) or
(4) or 497(h) under the Securities Act shall be deemed to be a part of this registration statement as of the time it was declared effective.

     (e) For the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (f) We hereby undertake that, for purposes of determining any liability under the Act, each filing of Kestrel's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act, and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act, that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Kestrel pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by a director, officer or controlling person of Kestrel in the successful defense of any action, suit or proceeding, is asserted by that director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                Signatures

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in City of Denver, State of Colorado, on the 21st day of September, 1999.

                                   KESTREL ENERGY, INC.



                                   By:/s/Timothy L. Hoops
                                   Timothy L. Hoops, President and Chief
                                   Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

     Signatures                      Title                     Date
     ----------                      -----                     ----



/s/Timothy L. Hoops        President, Chief Executive   September 21, 1999
Timothy L. Hoops          Officer, Principal Executive
                             Officer, and Director



/s/Mark A. Boatright        Vice President-Finance,     September 21, 1999
Mark A. Boatright           Chief Financial Officer,
                            Principal Financial and
                         Accounting Officer, Treasurer,
                             Secretary and Director


/s/Robert J. Pett            Chairman of the Board      September 21, 1999
Robert J. Pett



/s/John T. Kopcheff       Vice President-International  September 21, 1999
John T. Kopcheff                  and Director



/s/Kenneth W. Nickerson                                 September 21, 1999
Kenneth W. Nickerson                Director



/s/Mark A.E. Syropoulo                                  September 21, 1999
Mark A.E. Syropoulo                 Director



                               EXHIBIT INDEX


     The following exhibits are being filed electronically with this Registration Statement:

No.   Description

4.4 That portion entitled "Selling Restrictions" of the Registrant's Private Placement Memorandum dated June 23, 1999.

5     Opinion of Gorsuch Kirgis LLP

23.1  Consent of KPMG LLP.